                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------

                                 NEWS RELEASE
                               January 20, 1999

                                 [INLAND LOGO]

                          410 17th Street, Suite 700
                               Denver, CO 80202
                                (303) 893-0102

--------------------------------------------------------------------------------

       INLAND RESOURCES ENTERS INTO LETTER OF INTENT TO ACQUIRE CERTAIN
                              ASSETS OF FLYING J

DENVER, CO - Inland Resources Inc. (NASDAQ Small Cap - INLN) announced today that it has entered into a non-binding letter of intent to purchase certain assets owned by Flying J Inc. The acquisition includes a 25,000 barrel per day refinery located in North Salt Lake City, 11 Flying J gasoline stations located primarily in the Salt Lake City area and Idaho, and all oil and gas reserves owned by Flying J in the Uintah Basin of Northeastern Utah. The combination of these assets with Inland's production of black wax crude oil in the Monument Butte field of Northeastern Utah will result in a vertically integrated oil company with production, refining, transportation and marketing assets dedicated to serving the Salt Lake City market. The parties believe that significant synergies are possible. The purchase price is $80 million in cash plus the issuance of approximately 12.8 million equivalent shares of Inland common stock (approximately 60% of the pro forma shares outstanding), subject to adjustment under certain conditions. The purchase is contingent on preparation of definitive documents, financing, due diligence procedures and approval by regulatory agencies, Inland's lenders, the Board of Directors of each company and the shareholders of Inland. The transaction is expected to close during the second quarter of 1999.




                       For Investor information contact:
      Inland Resources, Inc., 410 17th St., Suite 700, Denver, CO 80202
                       303/893-0102    fax 303/893-0103